Nasdaq: ASFI	Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT:
Cameron Williams, COO Robert J. Michel, CFO Asta Funding, Inc. (201) 567-5648	Alex Stanton Stanton Public Relations & Marketing (212)780-0701
ASTA FUNDING, INC. REPORTS THIRD QUARTER
AND NINE MONTH FISCAL 2009 RESULTS
• Return to Profitability — $1.48 million Net Income for Third Quarter
• Total Senior Debt Down 32% to $144.9 million
ENGLEWOOD CLIFFS, N.J., August 4, 2009 / PR Newswire — First Call / — Asta Funding, Inc. (Nasdaq: ASFI) (the “Company”), a consumer receivable asset management and liquidation firm, today reported financial results for the third quarter and nine months ended June 30, 2009.
Financial Results
For the third quarter of fiscal year 2009, the Company reported net income of $1,478,000, or $0.10 per diluted share, as compared to net income of $2,440,000, or $0.17 per diluted share for the same period in fiscal year 2008. Although net income is lower than the prior year, the Company returned to profitability after two quarters of reported losses. The Company reported revenues of $17,238,000 for the quarter, a 26.9% decrease as compared to revenues of $23,572,000 for the third quarter of fiscal year 2008.
For the nine months ended June 30, 2009 the Company reported a net loss of $11,527,000, or $0.81 per share, as compared to a net profit of $8,047,000, or $0.55 per diluted share in the comparable period a year ago. Revenues for the nine months were $53,812,000, a decrease of 41.3% as compared to $91,729,000 for the nine months ended June 30, 2008. The Company recorded non-cash impairments of $6,364,000 in the third quarter of fiscal year 2009, as compared to $18,429,000 for the second quarter of 2009, and $8,153,000 for the third quarter of fiscal year 2008. The impairments in the current quarter were limited to five additional portfolios, and were related to lower cash collections during this challenging economic period. The impairments are non-cash valuation adjustments designed to align collection projections made under stronger economic conditions at the time of the portfolio purchase to current collection projections.

Net cash collections of consumer receivables acquired for liquidation, including net cash collections represented by account sales were $37.6 million for the third quarter of fiscal year 2009, as compared to $49.0 million in the third quarter of fiscal year 2008. This represents a 23.2% decrease from the prior year, and a slight increase over the $36.9 million reported in the second quarter of fiscal year 2009. For the nine months ended June 30, 2009, net cash collections were $116.6 million, compared to $156.7 million for the nine month period ended June 30, 2008, a 25.6% decrease. Net cash collections represented by account sales was $1.2 million, or 3.2% of net cash collections in the quarter, compared to $2.8 million, or 5.8% in the third quarter of fiscal 2008. During the nine month period ended June 30, 2009 net cash collections represented by account sales were $7.8 million or 6.7% of net cash collections, compared to $15.5 million, or 9.9% in the same comparative period in the prior year.
Income from fully amortized portfolios (zero basis revenue) was $10.5 million for the third quarter ended June 30, 2009, compared to $10.4 million for the comparable period a year ago. For the nine month period ended June 30, 2009 income from fully amortized portfolios was $31.1 million, compared to $34.2 million for the nine month period ended June 30, 2008.
The Company completed $13.8 million of portfolio acquisitions with a face value of $335.6 million during the third quarter, compared to $2.7 million of acquisitions during the first six months of fiscal year 2009. The Company will continue its disciplined approach in its portfolio acquisition strategy.
Credit Facilities
The Company announced on July 10, 2009 that it had secured an amendment to its revolving line of credit, provided by a consortium of lenders for which IDB Bank serves as agent, extending the facility through December 31, 2009. The Company is continuing to negotiate a long-term facility while making steady progress in debt repayment. The Company’s total senior debt level was approximately $144.9 million as of June 30, 2009, including $35.5 million under the revolving line of credit, and $109.4 million due to the Bank of Montreal under the borrowing facility for its Palisades XVI subsidiary. The Company’s total senior debt level has decreased approximately $68.6 million, or 32% from $213.5 million as of September 30, 2008, and approximately $107 million, or 42% from $252 million as of June 30, 2008. The current balance outstanding on the revolving line of credit is $29.2 million and $107.6 million is due to Bank of Montreal.
CEO Perspective
“Achieving profitability this quarter is an important milestone that reflects our continued cautious approach in the face of the ongoing challenges in today’s economic environment,” said Gary Stern, Chairman and Chief Executive Officer. “Effective implementation against several strategic objectives led to this positive progress. We have aggressively lowered our debt obligations, and are engaged in productive, continuing discussions with our lenders to secure an ongoing, longer-term credit facility.
“Collections remain a significant challenge for the industry as well as for Asta Funding, in part due to the softness in the employment and housing markets with a decline in re-financings and fewer home sales,” Mr. Stern added. “We have taken prudent actions in cost management and debt reduction, while at the same time retaining the flexibility to complete select purchases of new portfolios where we find an attractive blend of pricing and risk-return characteristics. We believe Asta Funding is well-positioned to continue to benefit from a cautious outlook that is appropriate to today’s environment together with an opportunistic approach to growth.”

Asta Funding, Inc.’s senior executives will hold a conference call for investors on Tuesday, August 4, 2009, at 2:00pm EDT to discuss the company’s financial results. To participate in the call please use the following dial-in information:
          Domestic dial-in number: 877-236-4088
          International dial-in number: 706-758-6550
          Conference id number: 23275720
A telephone replay of the call will be available for replay two hours after the call’s completion. To access the recording — dial: 1-800-642-1687 or 706-645-9291. The recording will be available from August 4, 1009 through August 11, 2009.”
Two attachments accompany this announcement: Asta Funding Inc.’s balance sheet and profit and loss statement for the third quarter and nine month fiscal 2009 reporting period.
About Asta Funding:
Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.
Except for historical information contained herein, the matters set forth in this news release are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.’s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.’s Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2008, Form 10-Q for the quarters ended December 31, 2008 and March 31, 2009 and those described from time to time in Asta Funding, Inc.’s other filings with the Securities and Exchange Commission, news releases and other communications. Asta Funding, Inc.’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com
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ASTA FUNDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Revenues:
Finance income, net	$17,202,000	$23,560,000	$53,722,000	$91,573,000
Other income	36,000	12,000	90,000	156,000

	17,238,000	23,572,000	53,812,000	91,729,000

Expenses:
General and administrative	6,634,000	7,615,000	20,006,000	20,544,000
Interest	1,783,000	3,643,000	6,907,000	14,295,000
Impairments of consumer receivables acquired for liquidation	6,364,000	8,153,000	46,208,000	43,153,000

	14,781,000	19,411,000	73,121,000	77,992,000

Income (loss) before equity in (loss) earnings in venture and income taxes	2,457,000	4,161,000	(19,309,000)	13,737,000

Equity in (loss) earnings of venture	34,000	(59,000)	(21,000)	(137,000)

Income (loss) before income tax (benefit)	2,491,000	4,102,000	(19,330,000)	13,600,000

Income tax expense (benefit)	1,013,000	1,662,000	(7,803,000)	5,553,000

Net income (loss)	$1,478,000	$2,440,000	$(11,527,000)	$8,047,000

Net income (loss) per share:

Basic	$0.10	$0.17	$(0.81)	$0.57

Diluted	$0.10	$0.17	$(0.81)	$0.55

Weighted average number of shares outstanding:

Basic	14,271,946	14,276,158	14,271,931	14,111,954

Diluted	14,445,572	14,535,548	14,271,931	14,642,467

ASTA FUNDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2009	2008
	(Unaudited)
ASSETS

Cash and cash equivalents	$3,223,000	$3,623,000
Restricted cash	2,256,000	3,047,000
Consumer receivables acquired for liquidation, (at net realizable value)	356,264,000	449,012,000
Due from third party collection agencies and attorneys	3,516,000	5,070,000
Income taxes receivable	807,000	—
Investment in venture	119,000	555,000
Furniture and equipment, net	511,000	762,000
Deferred income taxes	22,593,000	15,567,000
Other assets	2,877,000	3,500,000

Total assets	$392,166,000	$481,136,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Debt	$144,888,000	$213,485,000
Subordinated debt — related party	8,246,000	8,246,000
Other liabilities	1,980,000	4,618,000
Dividends payable	285,000	571,000
Income taxes payable	357,000	6,315,000

Total liabilities	155,756,000	233,235,000

Commitments and contingencies
Stockholders’ Equity
Preferred stock, $.01 par value; authorized 5,000,000; issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding — 14,271,924 at June 30, 2009 and 14,276,158 at September 30, 2008	143,000	143,000
Additional paid-in capital	70,069,000	69,130,000
Accumulated other comprehensive loss	(344,000)	(297,000)
Retained earnings	166,542,000	178,925,000

Total stockholders’ equity	236,410,000	247,901,000

Total liabilities and stockholders’ equity	$392,166,000	$481,136,000